Exhibit 99.1

NEWS RELEASE

DATE:	August 21, 2008 10:00 a.m. E.S.T
CONTACT:	Archie M. Brown, Jr., President and CEO
MainSource Financial Group, Inc. 812-663-6734

MAINSOURCE FINANCIAL GROUP–NASDAQ, MSFG –
Third Quarter Dividend Declared

Greensburg, Indiana (NASDAQ: MSFG) MainSource Financial Group’s Board of Directors announced today that the Company declared a third quarter common dividend of $.145 per share at its August 18, 2008 meeting. The dividend is payable on September 15, 2008 to common shareholders of record as of September 5, 2008. The dividend represents a 3.6% increase over the dividend paid to shareholders in the third quarter last year. This is MainSource Financial Group’s seventy-second consecutive quarterly cash dividend.

MainSource Financial Group, Inc. is a community-focused, financial services holding company with assets exceeding $2.5 billion.  The Company operates 77 banking offices through its three banking subsidiaries, MainSource Bank, Greensburg, Indiana, MainSource Bank of Illinois, Kankakee, Illinois, and MainSource Bank-Ohio, Troy, Ohio.  The Company’s non-banking subsidiaries, MainSource Insurance, LLC and MainSource Title, LLC, provide related financial services.

Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release may include certain forward-looking statements based upon management expectations. Actual results and experience could differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.  Factors which could cause future results to differ from these expectations include the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; changes in the quality or composition of the Company’s loan and investment portfolios; the Company’s ability to integrate acquisitions; the impact of our continuing acquisition strategy; and other factors, including various “risk factors” as set forth in our most recent Annual Report on Form 10-K and in other reports we file from time to time with the Securities and Exchange Commission.  These reports are available publicly on the SEC website, www.sec.gov, and on the Company’s website, www.mainsourcefinancial.com.

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MainSource Financial Group, Inc. 2105 N. State Road 3 Bypass, Greensburg, IN  47240